Exhibit 99.2

LIVE NATION ENTERTAINMENT COMPLETES SUCCESSFUL REFINANCING

LOS ANGELES – August 16, 2013 – Live Nation Entertainment, Inc. (NYSE: LYV) today announced the completion of a refinancing that will yield the Company approximately $12 million in annual cash interest savings. The Company finalized an amendment to its credit agreement to provide for (i) a new $335.0 million revolving credit facility, (ii) a new five-year $115.0 million term A loan facility and (iii) a new seven-year $950.0 million term B loan facility. Also, as previously announced, the Company issued $200.0 million of additional 7.0% senior notes, due 2020, that will yield 6.2%. The Company used the majority of the proceeds from the new term loans and the senior notes to repay its higher priced existing credit facility and its 8.125% senior notes, along with related fees and expenses.

“This successful refinancing will enable Live Nation to realize a cash interest savings of $12 million annually and increase our free cash flow. The favorable terms we received were no doubt bolstered by our solid financial track record and the market’s confidence in our three-year plan to continue to grow revenue, adjusted operating income and free cash flow,” said Kathy Willard, chief financial officer of Live Nation Entertainment.

The amendment to the credit agreement provides increased flexibility for refinancing and modifies the company’s senior secured credit facilities as follows:

•	Reduces LIBOR floor for the term B loan facility to 0.75% from 1.50%;

•	Provides additional term loans of $65.0 million;

•	Provides additional revolving commitments of $35.0 million; and

•	Reduces the applicable margins of all loans under the facility.

JPMorgan Chase Bank, N.A., acted as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, acted as Canadian Agent and J.P. Morgan Europe Limited acted as London Agent.

About Live Nation Entertainment:

Live Nation Entertainment is the world’s leading live entertainment company comprised of four market leaders: Ticketmaster, Live Nation Concerts, Artist Nation Management and Live Nation Media/Sponsorship. For additional information, visit www.livenation.com/investors.

Follow us @twitter.com/LiveNationInc

Investor Contact:	Media Contact:
Maili Bergman	Jacqueline Peterson
(310) 867-7000	(310) 360-3051
IR@livenation.com	jacquelinepeterson@livenation.com

Information found on Live Nation Entertainment’s website is not incorporated by reference.